Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT, WAIVER AND RELEASE

This SEPARATION AGREEMENT, WAIVER AND RELEASE (“Separation Agreement”) is between Benihana, Inc. (“Employer”) and Jose I. Ortega (“Ortega”).

WHEREAS, Ortega and Employer wish to set forth their respective rights and obligations arising from the separation of Ortega;

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, Employer and Ortega hereby agree as follows:

1.    Employment Separation.  Ortega hereby resigns his employment with Employer and is separated from employment with Employer effective January 13, 2010 (the “Separation Date”).  Ortega acknowledges that, as of the date of this Separation Agreement, except as set forth herein, Ortega has been paid all wages and benefits due for services rendered to Employer through the Separation Date and any accrued but unused vacation or other leave or other payments of any kind which are, under Employer’s policies, compensable at the time of termination.

2.    Consulting Services.  For a period not to exceed ninety (90) calendar days after the Separation Date, Ortega shall provide services to Employer as a Consultant.  In his capacity as a Consultant, Ortega shall complete certain projects assigned by the Employer necessary for the financial and operational continuity of the Employer’s business, including but not limited to, services relating to accounting, SEC filings, closing of the books, and other financial matters.  The Employer shall provide Ortega with access to the information, equipment, and resources necessary to perform the assigned tasks.  In performance of the consulting services hereunder, Ortega shall be an independent contractor, not an employee of Employer, and shall hold himself out as an independent contractor, not as an employee.  As such, Ortega shall have full and complete discretion in determining the manner, time, and place for the performance of the consulting services under this Separation Agreement; provided that Ortega agrees to carry out his consulting duties to the best of his abilities and in a timely and complete manner.  Ortega further represents and warrants that during the consulting period he will act in the best interests of Employer and will diligently and competently devote his time, skill, and attention and his best efforts to the business and affairs of Employer and the performance of consulting services under this Separation Agreement.  Ortega may devote time during the consulting period to interview for and secure employment.  During the period that Ortega provides services as a Consultant, Employer will compensate Ortega at the rate of his current Basic Compensation, as that term is defined in Ortega’s Amended and Restated Employment Agreement dated March 31, 2008.  Employer will pay Ortega during the consulting period on the Employer’s regularly scheduled pay days.

3.    Salary Continuation; Other Benefits.

(a)    Upon either (1) the completion of the ninety (90) day consulting period or (2) Employer’s termination of the consulting period prior to ninety (90) days for reasons other than Ortega’s willful failure or refusal to perform his consulting services or Ortega’s failure to perform his consulting duties in a business-like manner and (3) Ortega’s execution of a second General Release of All Claims, Employer shall pay separation pay to Ortega equal to twelve (12) months’ salary, payable in twenty four (24) equal payments of $8,333.34, less required withholding and deductions, beginning on Employer’s first regular payday following the effective date of the second General Release of All Claims and ending with the twenty-fourth payment (the foregoing period referred to herein as the “Term” of the Separation Agreement).  Such payments shall continue in accordance with Employer’s regularly scheduled payroll periods.

(b)    For purposes of the continuation coverage obligations under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), Ortega’s separation will be considered a COBRA qualifying event that occurred on the Separation Date.  In connection with the execution of this Separation Agreement, Employer will provide appropriate COBRA notices and election forms relevant for such qualifying event.  Execution of this Separation Agreement by Ortega will be deemed to be an election to accept COBRA continuation coverage under Employer’s medical insurance plan for Ortega and his covered spouse and/or dependents (as applicable).  During the period of time that Ortega is engaged as a Consultant by Employer, Employer will pay on Ortega’s behalf the COBRA premiums applicable to Ortega’s health insurance coverage for himself and his qualified dependents.

(c)    If Ortega qualifies for salary continuation pursuant to Paragraph 3(a) above, during the Term, Employer will pay on Ortega’s behalf the COBRA premiums applicable to Ortega’s health insurance coverage for himself and his qualified dependents.  At the expiration of the Term, Ortega will assume responsibility for payment of COBRA premiums if Ortega wishes to continue to receive COBRA insurance coverage, subject to the terms of the American Recovery and Reinvestment Act of 2009.

(d)    All other forms of compensation, insurances and other benefits, not expressly dealt with in this Section 3, shall terminate on the Separation Date, with the exception of Ortega’s right to exercise any vested stock options in accordance with the terms of his stock option agreement or plan.  This Separation Agreement creates no additional rights with respect to Ortega’s stock options.

4.    Release.

(a)    For and in consideration of the promises and other valuable consideration paid to Ortega pursuant to this Separation Agreement, Ortega, for himself and for his heirs, executors, successors and assigns (collectively, “Releasors”), hereby releases and discharges Employer, and all related and affiliated entities, and all of their predecessors, successors, heirs or assigns, and any past, present or future officers, directors, agents, owners and employees (collectively, the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, which the Releasors ever had or may now have against the Releasees from the beginning of the world through the date of this Separation Agreement.

(b)    Without limiting the generality of Section 4(a) above or characterizing the nature of the Releasors’ claims, this document releases the Releasees from (i) any and all claims arising out of Ortega’s employment or termination of employment with Employer; (ii) any and all claims (whether based on a federal, state or local statute, or court decision) including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, the Employee Retirement and Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Genetic Information Non-Discrimination Act, COBRA, Florida’s Private Whistleblower Act, Fla. Stat. §§448.101 et. seq., Florida’s Workers’ Compensation Retaliation statute, Fla. Stat. §440.205, and the Florida Civil Rights Act; (iii) any and all claims for breach of contract, including, but not limited to, the Amended and Restated Employment Agreement dated March 31, 2008; (iv) any and all claims for lost wages, bonuses, back pay, front pay, employee benefits, including severance pay, or for damages or injury of any type whatsoever, including, but not limited to, defamation, injury to reputation, intentional or negligent infliction of emotional distress, (whether arising by virtue of statute or common law, and whether based upon negligent or willful actions or omissions); and (v) any and all claims for compensatory or punitive damages, attorneys’ fees, costs and disbursements which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees for, upon or by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of the execution of this Separation Agreement by Ortega, except for those rights expressly reserved in this Separation Agreement.

(c)    Ortega acknowledges that he fully understands and agrees that this Separation Agreement shall operate as a complete defense to any claim or entitlement which hereafter may be asserted by Ortega or any other person acting on Ortega’s behalf, against Employer for or on account of any matter or thing whatsoever arising out of or in any way based upon the circumstances, facts, and events relating to Ortega’s employment and separation from employment.  This Separation Agreement does not prohibit Ortega from participating in an investigation conducted by the EEOC.

5.    No Admission.  The making of this Separation Agreement is not intended, and shall not be construed, as any admission that Employer or any of the Releasees has violated any federal, state, or local law, or has committed any wrong against Ortega or any other person or entity.

6.    Non-Disparagement.

(a)    Ortega covenants that, except to the extent required by law, he will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on the Employer or any of its employees, officers or directors, or that denigrates, disparages or results in detriment to the Employer or any of its employees, officers or directors.  This section does not prohibit any truthful statement made to any government agency in the context of an official investigation.

(b)    Benihana covenants that, except to the extent required by law, its officers, directors, executives, and managers will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on Ortega.  This section does not prohibit any truthful statement made to any government agency in the context of an official investigation.  For purposes of employment references, Ortega shall advise potential employers to contact Laurie Casey, Senior Director Human Resources Management, regarding employment references.  The Employer shall provide a neutral employment reference that identifies Ortega’s dates of employment, title, and salary.

7.    Confidentiality.

(a)    For purposes of this Separation Agreement, “Confidential Information” includes, but is not limited to, any and all personal information about the Employer’s customers, including customer lists, all records, files, reports, letters, memoranda, records, research, data, flowcharts, agreements, purchasing, merchandising and selling techniques and strategies, information, and other secret, confidential or proprietary information of any nature relating to Employer, its owners, its affiliates and subsidiaries, and their parents, officers, board members or employees, its customers, or its franchisees which is not generally available to the public.

(b)    Except as required by law, Ortega shall not disclose to or discuss with any person or entity any information concerning (i) any matter relating directly or indirectly to this Separation Agreement, (ii) the termination of Ortega’s employment with Employer, or (iii) Employer’s Confidential Information.  Ortega hereby warrants and guarantees that he has surrendered to Employer all documents and data of any kind, including electronic versions of documents and data in machine-readable form, and any and all reproductions, in whole or in part, of any items relating to Confidential Information and has not made or retained any copy or extract of such documents, data or reproductions.  Ortega hereby further warrants and guarantees that no Confidential Information exists on any computers, computer storage devices or other electronic media that were at any time within Ortega’s control, other than those which remain at, or have been returned to, Employer.

(c)    Ortega agrees to give Employer written notice of any and all attempts to compel disclosure or production of any Confidential Information or other information as to which disclosure is prohibited by this Separation Agreement.  Such written notice shall be provided as soon as reasonably possible after the Ortega becomes aware of such attempt to compel such information and not less than five (5) days before compliance with any subpoena or order is requested or required.

8.    Non-Solicitation.  Ortega agrees that he will not, directly or indirectly, for his own account or as an agent, employee, officer, director, trustee, consultant or member, partner, shareholder or other equity holder of any corporation, firm, company, partnership or other entity (1) employ, or solicit the employment of, any person who was employed by Employer or its affiliates on the date of this Separation Agreement or within six (6) months prior to such date or (2) solicit current franchisees of Employer or its affiliates or any potential franchisee identified during Ortega’s employment.

9.    Non-Competition.  Ortega agrees that he will not, directly or indirectly, alone or with others, individually or through or by any corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer, director, employee, agent, contractor, consultant, or otherwise work for or provide services to Benihana of Tokyo, its affiliates, franchisees, or related trusts.

10.    Cooperation.  Ortega shall make himself available at reasonable times and places throughout the Term to:

(a)    fully cooperate and assist with the transition of Ortega’s duties and responsibilities;

(b)    fully cooperate and assist with any examination of the Employer and any parent, subsidiary, successor or affiliate of Employer, conducted by regulatory authorities having jurisdiction over the Employer, including attendance at meetings and production of notes and records that may be in Ortega’s possession; and

(c)    fully cooperate and assist the Employer and any parent, subsidiary, successor or affiliate of Employer, in any internal investigations or audits.

Employer will reimburse Ortega any reasonable out of pocket expenses associated with requests for assistance under this Section, including travel, lodging and meals.

11.    Return of Employer Property.  As a condition precedent to receiving any consideration under this Separation Agreement, Ortega agrees to return immediately all Employer’s property in Ortega’s custody or possession, whether created by Ortega or others, including but not limited to any keys or electronic cards providing access to any of Employer’s facilities, personal or laptop computers, handheld computers, the originals and all copies of all documents, files, reports, letters, memoranda, records, data, flow charts, promotional materials, agreements, market studies and other tangible material containing confidential or proprietary information concerning the Employer, its affiliates, subsidiaries, officers, board members, employees, or customers.

12.    Breach.  Any material breach by Ortega of sections 6 through 11 of this Separation Agreement shall be considered a breach for which Employer shall be entitled to cease the additional payments and benefits described in Section 2 of this Separation Agreement, in addition to any other remedies to which the Employer may be entitled by law.

13.    Remedy.  In order to enforce compliance with this Separation Agreement, Ortega acknowledges that the failure to comply with the provisions of this Separation Agreement will cause Employer irrevocable harm and that a remedy at law for such failure would be an inadequate remedy for Employer.  Therefore, Ortega consents that Employer may obtain an order of specific performance, an injunction, a restraining order, or other equitable relief from a court or arbitrator having jurisdiction.  The availability of equitable relief shall not preclude Employer from recovering any monetary damages to which it is entitled under applicable law.

14.    Enforceability of Restrictive Covenants.  The terms of Paragraphs 6 (Non-Disparagement), 7 (Confidentiality), 8 (Non-Solicitation), 9 (Non-Competition) and 11 (Return of Employer Property) of this Separation Agreement shall be enforceable against Ortega notwithstanding the existence of any claim or cause of action of Ortega against Employer, whether predicated on this Separation Agreement or not.  Ortega acknowledges and agrees that the covenants contained in Paragraphs 6 (Non-Disparagement), 7 (Confidentiality), 8 (Non-Solicitation), 9 (Non-Competition) and 11 (Return of Employer Property) of this Separation Agreement are for the benefit of Employer and may be enforced by third party beneficiaries related to Employer and by Employer’s assignee and/or successor.

15.    Miscellaneous.  This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, representatives, successors and assigns.  Captions and headings in this agreement are intended solely for convenience of reference and shall not be used in interpretation of this Separation Agreement.  This Separation Agreement shall be governed by the substantive and procedural laws of the State of Florida.  The failure of any provision of this Separation Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Separation Agreement shall not be construed to be a waiver of such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.  The venue for any claim or action by either party against the other in connection with any provision of this Separation Agreement shall be in a court in the State of Florida and in either the County of Broward or the County of Miami-Dade.

16.    Attorneys’ Fees.  The prevailing party shall be entitled to any attorneys’ fees and court costs incurred in enforcing this Separation Agreement or in defending any claim brought in violation hereof.

17.    Opportunity to Review.  Ortega acknowledges and warrants that:

(a)    He has had a reasonable period of time of not less than 10 days to consider the terms and provisions of this Separation Agreement;

(b)    He has carefully read this Separation Agreement in its entirety, has had an opportunity to have its provisions explained to him by an attorney of his choosing, and fully understands the significance of all of its terms and provisions; and

(c)    He is signing this Separation Agreement voluntarily and of his own free will and assents to all of the terms and conditions contained herein.

(d)    Ortega acknowledges and agrees that the consideration to be provided to Ortega, as set forth above in Section 3 of this Separation Agreement, exceeds anything of value to which Ortega would otherwise be entitled in the absence of this Separation Agreement and is sufficient consideration for Ortega’s promises under this Separation Agreement.

18.     Effective Date.  This Separation Agreement shall become effective upon execution by Ortega (the “Effective Date”).

19.    Entire Agreement.  This Separation Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and the duties, compensation and benefits of Ortega; and, except as otherwise specifically provided herein, supersedes all prior communications, representations, agreements, understandings, plans and arrangements between the parties, whether oral or written.  This Separation Agreement cannot be amended, supplemented, or modified except by an instrument in writing signed by the parties against whom enforcement of such amendment, supplement or modification is sought.

20.    Execution of Agreement. This Separation Agreement may be executed in counterparts, and upon such execution, shall be complete, and the terms, provisions and obligations set forth shall be in full force and effect.

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ORTEGA FURTHER STATES THAT HE HAS CAREFULLY READ THIS SEPARATION AGREEMENT, IT HAS BEEN FULLY EXPLAINED TO HIM, THAT HE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY, AND THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, AND THAT THE ONLY PROMISES MADE TO HIM TO SIGN THE SEPARATION AGREEMENT ARE THOSE STATED IN THE SEPARATION AGREEMENT, AND THAT ORTEGA IS SIGNING THIS SEPARATION AGREEMENT VOLUNTARILY WITH THE FULL INTENT OF RELEASING EMPLOYER OF ALL CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement.

BENIHANA, INC.

By:	/s/ Jose I. Ortega	By:	/s/ Richard Stockinger
	Jose I. Ortega		Richard Stockinger, its Chief Executive Officer

Date:	1/14/10		1/14/10

STATE OF FLORIDA                                 )
:ss.
COUNTY OF                                                )

On the 14 day of January, in the year 2010, before me, the undersigned, personally appeared JOSE I. ORTEGA, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Mary Patricia Rodriguez
Notary Public